Exhibit 5(a)

Linklaters LLP
1345 Avenue of the Americas
New York, NY 10105
Telephone (+1) 212 903 9000
Facsimile (+1) 212 903 9100

Unilever Capital Corporation

700 Sylvan Avenue

Englewood Cliffs

NJ 07632

USA

Unilever United States, Inc.

700 Sylvan Avenue

Englewood Cliffs

NJ 07632

USA

Unilever PLC

100 Victoria Embankment

London EC4Y 0DY

England

Unilever N.V.

Weena 455

3013 AL Rotterdam

The Netherlands

September 30, 2014

Unilever Group Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as your United States counsel in connection with the proposed issuance by the Unilever Capital Corporation (“UCC”) or Unilever N.V. (each an “Issuer”, as applicable) of debt

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a multinational limited liability partnership registered in England and Wales with registered number OC326345 including solicitors of the Senior Courts of England and Wales, members of the New York and District of Columbia Bars and foreign legal consultants in New York. It is a law firm authorised and regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ, England or on www.linklaters.com.

Please refer to www.linklaters.com/regulation for important information on our regulatory position.

securities (the “Debt Securities”) to be guaranteed by Unilever United States Inc. (“UNUS”) and one or both of Unilever N.V. or Unilever PLC depending on whether Unilever N.V. is an Issuer of any such Debt Securities (each a “Guarantor”, as applicable) (with such guarantees being hereinafter referred to as the “Guarantees”) which are being registered under the United States Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form F-3 (the “Registration Statement”). The Debt Securities and the Guarantees are being issued pursuant to the Indenture, dated as of September 22, 2014 (the “2014 Indenture”) between the Issuer, the Guarantors and The Bank of New York Mellon, as successor trustee (the “Trustee”).

This opinion is limited to the federal law of the United States, the General Corporation Law of the State of Delaware and the laws of the State of New York, and we express no opinion as to the effect of the laws of any other State of the United States or the laws of any other jurisdiction.

We have examined the 2014 Indenture, such certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that Unilever N.V. has the power to execute and deliver the Debt Securities, the Guarantees and the 2014 Indenture, and perform its obligations thereunder, and that the Debt Securities, the Guarantees and the 2014 Indenture have been duly and validly authorized, executed and delivered by Unilever N.V. under the laws of The Netherlands. We have assumed that Unilever PLC has the power to execute and deliver the Guarantees and the 2014 Indenture, and perform its obligations thereunder, and that the Guarantees and the 2014 Indenture have been duly and validly authorized, executed and delivered by Unilever PLC under the laws of England. We have assumed that the signatures on all documents examined by us are genuine, assumptions that we have not independently verified.

In our opinion:

1                               Each of UCC and UNUS is an existing limited liability company in good standing under the laws of the State of Delaware.

2                               The issue and sale by UCC of the Debt Securities has been duly authorized by UCC and the issue by UNUS of the Guarantees has been duly authorized by UNUS.

3                               The 2014 Indenture has been duly authorized, executed and delivered by UCC and UNUS and, assuming due authorization, execution and delivery thereof by the Trustee, constitutes a valid and legally binding agreement of the Issuer and the Guarantor, as the case may be, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Linklaters LLP

Linklaters LLP